NEWS RELEASE

Enbridge Reports Strong Second Quarter 2021 Financial Results and Advances Strategic Priorities

CALGARY, July 30, 2021 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported second quarter 2021 financial results, reaffirmed its 2021 financial outlook, and provided a mid-year business update.

Highlights
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•Second quarter GAAP earnings of $1.4 billion or $0.69 per common share, compared with GAAP earnings of $1.6 billion or $0.82 per common share in 2020
•Adjusted earnings of $1.4 billion or $0.67 per common share, compared with $1.1 billion or $0.56 per common share in 2020
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA) of $3.3 billion, compared with $3.3 billion in 2020
•Cash Provided by Operating Activities of $2.2 billion, compared with $2.4 billion in 2020
•Distributable Cash Flow (DCF) of $2.5 billion or $1.24 per common share, compared with $2.4 billion or $1.21 per common share in 2020
•Reaffirmed 2021 full year guidance range of EBITDA of $13.9 billion to $14.3 billion and DCF per share of $4.70 to $5.00
•Construction of the final leg of the U.S. Line 3 Replacement Project is progressing on schedule with an expected fourth quarter in-service date
•Placed initial phases of the $1.0 billion T-South Expansion and $0.5 billion Spruce Ridge projects into service; both projects expected to be fully in-service in the fourth quarter
•Announced collaboration with the Government of Ontario to expand natural gas access to rural, northern and Indigenous communities
•Announced development of Ridgeline Expansion Project in Tennessee to provide affordable and reliable natural gas power generation to displace higher carbon coal generation
•Advancing the US$2.1 billion multi-year Gas Transmission modernization program
•Announced plans to file a rate case on Texas Eastern with rates effective in early 2022, ensuring the system continues to earn an appropriate rate of return on invested capital
•Construction on three French offshore wind projects progressing well, which will collectively generate 1.4 GW (0.3 GW net) of renewable power once placed into service
•Continued development of solar self-power program in both Liquids Pipelines and Gas Transmission; 3 facilities in operation and 4 more under construction
•Announced the $1.14 billion sale of Enbridge's interest in Noverco Inc. (Noverco), which is expected to close by early 2022, providing increased financial flexibility
•Received Moody's upgrade to Baa1 for Enbridge Inc.; All four agencies' ratings are BBB+, or equivalent, reflecting Enbridge's sector leading financial strength and cash flow resiliency

•Published Enbridge's 20th annual Sustainability Report and announced the first midstream sector sustainability-linked bond issuance of US$1.0 billion

CEO COMMENT

Commenting on Enbridge's second quarter operational performance and financial results, Al Monaco, President and CEO of Enbridge noted the following:

"Following a strong start to the year, our four franchises delivered solid financial performance in the second quarter, with good operating performance and high utilization across our systems. The global economic recovery is now well underway, and our assets have been essential in assuring access to reliable and affordable conventional and renewable energy throughout this critical period.

"Our performance in the first half of 2021 has set us up well for the full year. We're on track to bring $10 billion of projects into service this year and we're reaffirming our full year 2021 financial guidance. Our secured growth execution and embedded asset growth gives us confidence that we'll generate 5-7% distributable cash flow growth through 2023, and we're continuing to advance strategic priorities across each of our franchises.

"In Liquids Pipelines, nominations for July were robust, which highlights the strength of the markets we serve and the demand for our system capacity. As expected, lower mainline volumes in the second quarter reflected the planned maintenance of oil sands upgraders and downstream refineries, and are factored into our full year outlook of 2.8 mmbpd on average for 2021.

"Construction of the final leg of the Line 3 Replacement Project is progressing well and the project is on schedule. We are proud of the fact that Line 3 has provided significant business and employment to Indigenous companies and workers in both Canada and the U.S., and contributed over $750 million of spending with Indigenous and Tribal communities with over US$250 million of spending in Minnesota alone so far.

"With the Canadian, North Dakota and Wisconsin segments complete, and Minnesota construction progressing well, we expect Line 3 to be fully in service during the fourth quarter. Line 3 is, first and foremost, a critical integrity project that will improve safety and further reduce environmental risks, while driving significant incremental EBITDA growth once fully in service.

"During the quarter, we placed the 160 kbpd Woodland Pipeline Expansion Project into service to meet the needs of the Kearl oilsands project. This expansion is a great example of the ongoing executable, low-risk, solid return opportunities for growth in the Liquids business.

"In Gas Transmission, we are proud to be working with the Tennessee Valley Authority (TVA) on an opportunity that has the potential to provide affordable and cleaner energy for the utility's customers. The potential expansion of the East Tennessee Natural Gas system, if selected, would supply natural gas to serve one of the power generation options that TVA is currently scoping to replace a coal-fired power plant in Northeast Tennessee. This is an exciting opportunity reflecting the vital role that natural gas is expected to play in displacing higher-

carbon sources of power generation, while providing reliable and affordable energy to the people of Tennessee.
"We are also advancing the $0.5 billion Spruce Ridge and $1.0 billion T-South BC Pipeline expansion projects. We've completed and placed into service initial segments of each project, which remain on schedule to be fully in-service by the end of the year. More broadly, the execution of our 3-year, US$2.1 billion modernization program is also progressing well. And, we plan to file a rate case shortly so that we earn an appropriate return on our invested capital, including the modernization program.

"Our natural gas distribution utility also continues to see strong growth. We recently announced plans to expand access to natural gas to remote and Indigenous communities across Ontario. This joint effort with the Government of Ontario will provide reliable, low-cost access to lower carbon energy for consumers. And, we continue to advance construction of three renewable natural gas projects in Ontario to go along with the three currently in operation. Similarly, construction on our hydrogen blending facility in Markham, Ontario is on schedule.

"Construction of three offshore wind facilities off the coast of France is progressing well. Combined, these three projects will generate enough renewable energy to power over 1 million homes. And, through our offshore wind joint venture development company Maple Power, we continue to develop further opportunities in Europe that capitalize on our growing development, construction and operating capability. Finally, we're continuing to progress our solar self-power strategy with three projects now in service and four more underway - another great example of how we're lowering emissions and costs to generate shareholder value.

"Through strong cash flow growth and disciplined capital allocation, we continue to build financial flexibility to position Enbridge for the future. Our balance sheet is strong and we're further enhancing it through the recently announced $1.14 billion divestment of our non-operating minority interest in Noverco. This was an excellent opportunity to monetize a non-strategic investment at a premium valuation.

"We're pleased with our progress through the first half of 2021, having advanced our strategic priorities, including adding opportunities to the backlog. Our solid execution positions us well to achieve our three-year plan and helps to solidify our growth trajectory beyond 2023.

"Last month we published our 20th annual Sustainability Report, which highlights our long-standing focus on sustainable practices and our industry-leading performance across environmental, social and governance issues, including a 32% reduction in Scope 1 and 14% reduction in Scope 2 emissions between 2018 and 2020. We reinforced our commitments with the issuance of our first Sustainability-Linked Bond which ties our financial performance to the achievement of the ESG goals we set out in 2020.

"We believe that in all practical scenarios, our assets will remain critical to supporting long term energy demand. Existing infrastructure is going to play a key role in the transportation and storage of future energy supplies, ensuring affordable and reliable access to conventional and low-carbon energy.

"We're leveraging our existing assets and working, along with our customers, to identify early stage investments in embedded low-carbon infrastructure opportunities across our businesses,

while modernizing our assets to ensure we're serving society's energy needs for decades to come. Over the last two decades we've built a strong renewables platform and made early stage investments in renewable natural gas, hydrogen and compressed natural gas that will help us grow well into the future as a differentiated energy service provider."

FINANCIAL RESULTS SUMMARY
Financial results for the three and six months ended June 30, 2021 and 2020 are summarized in the table below:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,394	1,647	3,294	218
GAAP Earnings per common share	0.69	0.82	1.63	0.11
Cash provided by operating activities	2,227	2,416	4,791	5,225
Adjusted EBITDA[1]	3,302	3,312	7,045	7,075
Adjusted Earnings[1]	1,357	1,133	2,991	2,801
Adjusted Earnings per common share[1]	0.67	0.56	1.48	1.39
Distributable Cash Flow[1]	2,503	2,437	5,264	5,143
Weighted average common shares outstanding	2,024	2,019	2,023	2,019
1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as Appendices to this news release.

GAAP earnings attributable to common shareholders for the second quarter of 2021 decreased by $253 million or $0.13 per share compared with the same period in 2020.

The period-over-period comparability of GAAP earnings attributable to common shareholders was impacted by certain unusual, infrequent factors or other non-operating factors, which are noted in the reconciliation schedule included in Appendix A of this news release.
Adjusted earnings in the second quarter of 2021 increased by $224 million, or $0.11 per share and was driven largely by the net impact of the operating factors discussed below along with lower interest rates on short-term borrowings, the positive impact of a weaker USD on the translation of USD denominated interest expense, and the recognition of lower taxes in 2021.

Adjusted EBITDA in the second quarter of 2021 decreased by $10 million compared with the same period in 2020. This is primarily driven by rebounding demand for energy as economies continue to recover from the impacts of the COVID-19 pandemic offset by weaker contributions from Energy Services and the impacts of a weaker USD, which negatively impacts the translation of the Company's USD denominated EBITDA. The average CAD to USD exchange rate in the second quarter fell approximately 12% in 2021 to $1.23, compared with $1.39 in the second quarter of 2020. Enbridge's enterprise-wide financial risk management program has partially mitigated the impact of this foreign exchange weakening through its USD earnings hedges.

DCF for the second quarter was $2.5 billion, an increase of $66 million over the second quarter of 2020, driven primarily by the impact of the operating factors discussed above, along with lower interest rates on short-term borrowings, the positive impact of a weaker USD on the translation of USD denominated interest expense, and the recognition of lower cash taxes in 2021.

These factors are discussed in detail under Distributable Cash Flow. Detailed segmented financial information and analysis can be found below under Adjusted EBITDA by Segments.

FINANCIAL POSITION

As the Company executes on its secured capital program in 2021, it expects to maintain its strong financial position, which is anticipated to strengthen further in 2022, as projects placed into service in 2021 contribute incremental annualized EBITDA.

On June 1, 2021, Moody's Investor Service upgraded the credit ratings of Enbridge Inc., including our senior unsecured and issuer ratings to Baa1 from Baa2 with a stable outlook, citing Enbridge's lower leverage and continued improvement in the Company's financial metrics going forward. The Company is now rated BBB+, or equivalent, by all four of its credit rating agencies.

During the quarter, the Company announced a definitive agreement to sell its 38.9% non-operating minority ownership interest in Noverco to Trencap L.P. for $1.14 billion in cash, net of Noverco non-recourse debt assumed by Trencap L.P. This represents a valuation of approximately 29x reported 2020 GAAP earnings of $39 million.

This transaction is expected to close by early 2022, subject to the receipt of regulatory approvals and customary closing conditions. Sale proceeds are expected to be used initially to repay short-term debt, and longer term, are expected to provide additional financial flexibility.

Since 2018, Enbridge has announced and closed over $8 billion of asset sales, and this transaction will bring that total to well over $9 billion. This reflects Enbridge's commitment to capital discipline and its ability to realize value from its existing asset base for deployment to higher return opportunities.

During the second quarter, Enbridge Pipelines Inc., a wholly owned subsidiary of the Company, issued $400 million of 10-year Senior Notes with a coupon of 2.82% and $400 million of 30-year Senior Notes with a coupon of 4.20% as a dual-tranche offering in the Canadian public debt market.

In addition, in June, Enbridge issued its first Sustainability-Linked Bond (SLB) in the U.S. debt capital markets with US$1.0 billion of 12-Year senior notes holding a coupon of 2.5%. The issuance is consistent with the SLB Framework announced earlier in the month, which incorporates emissions and inclusion goals in the financing terms. This issuance further demonstrates Enbridge's commitment to the ESG goals the Company set out in November 2020 and to industry leading performance. In combination with this offering, the Company also issued US$500 million of 30-Year senior notes with a coupon of 3.4%.

Proceeds from both dual-tranche offerings were primarily used to repay existing indebtedness, partially fund capital projects and for other general corporate purposes.

FINANCIAL OUTLOOK

The Company expects full year 2021 EBITDA and DCF to remain within its previously provided guidance range of $13.9 to $14.3 billion and $4.70 to $5.00 per share, respectively.

Each of the Company's four franchises are expected to achieve solid utilization in the second half of the year in line with guidance. However, this strong operating performance is expected to be impacted by a weaker USD currency, net of foreign exchange hedges, and lower contributions from Energy Services, which remains challenged by narrow location and quality differentials, as well market price backwardation.

DCF will benefit from lower overall financing costs resulting from favorable short-term interest rates and USD denominated interest expense and lower cash taxes primarily due to increased utilization of existing tax pools to offset U.S. taxable income.

The Company's guidance issued at its investor day in December assumed an exchange rate of C$1.30/USD and Enbridge has disclosed that a one cent movement in the foreign exchange rate results in an approximately $2 million per month impact to DCF, or approximately a one cent impact to DCF per share annually.

The impact of a weaker USD currency on EBITDA, net of the Company's hedging program, is approximately a decrease of $70 million for the six months ended June, 2021, compared with assumptions included within 2021 guidance.

SECURED GROWTH PROJECT EXECUTION UPDATE

The Company's approximately $17 billion secured growth capital program is well-diversified across its four growth platforms and all projects are contractually underpinned by business models that are consistent with Enbridge's low-risk pipeline-utility model. Spending to date is approximately $8 billion, with approximately $9 billion to be spent over the remaining secured capital program.

Enbridge continues to advance the approximately $10 billion of capital expected to be placed into service in 2021, which is expected to generate significant EBITDA and free cash flow growth in 2022. These projects include:

•Liquids Pipelines U.S. Line 3 Replacement Project and Southern Access Expansion;
•Gas Transmission T-South and Spruce Ridge expansions of the B.C. Pipeline, and its 2021 Modernization Program;
•Customer connections, expansions and reinforcement projects in Gas Distribution; and
•Several other smaller projects within Liquids Pipelines and Gas Transmission and Midstream.

Line 3 Replacement Project

The Line 3 Replacement Project is a critical integrity project that will enhance the continued safe and reliable operations of Enbridge's Mainline System well into the future.

Construction of the U.S. portion of the Line 3 Replacement Project in Minnesota continues to advance on schedule utilizing industry-leading environmental protection measures and construction techniques. Construction resumed in early June after a planned temporary pause starting on April 1 due to seasonal restrictions.

In June, the Minnesota Court of Appeals acknowledged the thorough review completed over six years by the Minnesota Public Utilities Commission and confirmed that the Commission appropriately approved the project's environmental impact statement, certificate of need and route permit.

The project is on track to be in service in the fourth quarter and is expected to contribute approximately $200 million of incremental EBITDA in 2021, and support significant free cash flow growth in 2022 and beyond.

B.C. Pipeline System Expansions

The $1.0 billion T-South Reliability and Expansion Program and $0.5 billion Spruce Ridge Project continue to advance on schedule. Combined, these two projects will increase the capacity of the B.C. Pipeline System by approximately 590 MMcf/d to meet growing regional demand in B.C. and the U.S. Pacific Northwest through a combination of compressor station upgrades and the addition of two new pipeline segments.

During the second quarter two of the planned five compressor stations replacements on the T-South project were completed and placed into service. Similarly, on the Spruce Ridge project, one of two new sections of pipeline was completed and placed into service. The remaining sections of both projects are expected to be placed into service by the fourth quarter of 2021.

The capital cost of these expansion and reliability projects will be included in rate base, earning a rate of return consistent with the system's regulated cost of service commercial framework.

Gas Transmission Modernization Program

The Company continues to advance its current US$2.1 billion modernization program through 2023 with $0.4 billion spent to date. This program is designed primarily to replace aging compressor stations and upgrade other components of the system which will improve both the system's reliability and safety, as well as reduce greenhouse gas emissions associated with the transportation of natural gas.

European Offshore Wind Projects

Construction of the three previously announced French offshore wind projects, Saint-Nazaire, Fécamp, and Calvados, is advancing on schedule for the targeted in-service dates ranging between late 2022 and 2024. These projects are underpinned by long-term fixed price power purchase agreements granted by the French government.

Once in service, the Company will own interests in six operating offshore wind projects located in Europe with a total gross generation capacity of more than 2.4 GW (0.6 GW net), enough to power over 2 million homes with renewable energy.

OTHER BUSINESS UPDATES

Gas Transmission and Midstream

Ridgeline Expansion Project Opportunity
The Company is working on a proposed expansion of Enbridge's East Tennessee Natural Gas (ETNG) system. The potential expansion would provide additional natural gas for TVA to support the replacement of an existing coal-fired power plant as it continues to transition its generation mix towards lower-carbon fuels, while providing affordable energy to consumers. The TVA environmental review scoping process has begun for this proposed plant; TVA published a Notice of Intent on the Federal Register on June 15, 2021 to initiate their review process. Several options to replace the retiring coal-fired generation would be assessed in TVA's Environmental Impact Statement. Should the onsite natural gas option of building a combined cycle plant be selected through TVA's review, Enbridge would deliver on the required expansion of the East Tennessee system.

ETNG's proposed project would consist of the installation of additional pipeline, with the majority of the route located along existing rights-of-way, the installation of one electric-powered compressor station and solar facilities behind the meter, as well as other design features all contributing to minimizing greenhouse gas emissions.

Should TVA’s environmental assessment determine that the natural gas solution of building an onsite combined cycle plant is the optimal supply source, and pending the approval and receipt of all necessary permits, construction of the pipeline would begin in 2025 with a target in-service date of fall 2026.

Regulatory Update
The Company continues to advance its regulatory strategy to ensure just and reasonable returns, and timely recovery of the capital invested into its critical energy delivery systems.

On April 30, 2021, the FERC approved a Stipulation and Agreement filed with regards to the Maritimes & Northeast U.S. rate case and on July 15, 2021, FERC approved a Stipulation and Agreement filed with regards to the Alliance U.S. rate case. Additionally, an agreement in principle has been reached on the East Tennessee rate case and a Stipulation and Agreement has been filed with the FERC and is pending approval.

Subsequent to the quarter, Enbridge announced plans to file a Section 4 rate case on the Texas Eastern system to reflect growth in the system's rate base and an increase in cost of service, primarily as a result of system modernization, and safety and reliability investments. Settlement discussions with shippers will begin in the second half of 2021 and carry into 2022, with filed rates expected to be effective February 1, 2022.

Gas Distribution and Storage

Community Expansion
During the second quarter Enbridge announced a collaboration with the Government of Ontario to expand access to natural gas to rural, northern and Indigenous communities through 27 projects supported by Phase 2 of Ontario's Natural Gas Expansion Program. These projects will help grow Enbridge's North American leading utility franchise and ensure that more families and businesses will have access to low-cost and reliable natural gas.

Liquids Pipelines

Mainline Contracting
The Company has concluded the Mainline Contracting hearing before the Canada Energy Regulator (CER). The contract offering, which reflects two years of negotiations with shippers, will support the best shipper netbacks and secure long-term demand for Western Canadian crude oil.

The CER will now review the record developed throughout the regulatory process prior to issuing its decision. The Company expects to receive a decision later this year. The current Competitive Toll Settlement (CTS) expired on June 30, 2021 and, consistent with the terms of the CTS agreement, the tolls in effect at that time remained in effect on July 1, 2021 on an interim basis, subject to finalization and refund, if any. These tolls will be updated later this year to reflect the in-service of the U.S. portion of the Line 3 Replacement project, and thereafter will remain in effect until the Mainline contracts are in place.

Line 5 - Great Lakes Tunnel Project
The Great Lakes Tunnel Project (Tunnel Project) will relocate the Line 5 pipeline into a state-of-the-art tunnel beneath the Straits of Mackinac (the Straits) and is the best way to replace and modernize the existing crossing at the Straits while maintaining an essential supply of energy on which Michigan and the surrounding region depend.

Enbridge continues to advance the necessary permits for the Tunnel Project. In the first quarter of 2021, the Company received its required permits from the Michigan Department of Environment Great Lakes and Energy. The U.S. Army Corp of Engineers is proceeding with an environmental impact statement to support its permitting process, which is expected to strengthen the regulatory record, and the Michigan Public Service Commission continues to progress its permitting process.

Sustainability and ESG Performance Update

2020 Sustainability Report
In June, Enbridge issued its 20th annual Sustainability Report highlighting industry leading performance and how the Company is advancing a long-standing approach to sustainability.

The 2020 Sustainability Report has introduced new metrics to track the Scope 3 emissions intensity of the energy transported by Enbridge and how investments in renewable natural gas, hydrogen and renewable electricity are advancing the energy transition. In addition, Enbridge has engaged a third-party verifier to conduct limited assurance on key environmental performance indicators demonstrating the Company's commitment to transparent disclosure of its performance against its targets.

Solar Self-Power Program
During the second quarter, the Company placed into service a 2.5 MW solar facility located at the Heidlersburg, Pennsylvania compressor station on the Texas Eastern system. Enbridge now has three operating facilities across its systems, with another four projects totaling 40 MW of renewable generation planned for late 2022 on the Liquids Mainline and Flanagan South pipelines.

Self-powering is part of the Company's approach to achieving its net zero emissions targets, by reducing its Scope 1 and Scope 2 emissions associated with the transportation of crude oil and natural gas while also generating a return on our investment comparable to our traditional organic growth projects. Enbridge continues to assess additional opportunities along its network to construct solar self-power facilities.

SECOND QUARTER 2021 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders and cash provided by operating activities for the second quarter of 2021.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,044	2,340	4,083	3,190
Gas Transmission and Midstream	868	950	1,841	(104)
Gas Distribution and Storage	458	383	1,092	987
Renewable Power Generation	115	163	271	283
Energy Services	(239)	(99)	(175)	22
Eliminations and Other	92	261	312	(705)
EBITDA	3,338	3,998	7,424	3,673

Earnings attributable to common shareholders	1,394	1,647	3,294	218

Cash provided by operating activities	2,227	2,416	4,791	5,225

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,844	1,744	3,725	3,663
Gas Transmission and Midstream	935	975	1,942	2,072
Gas Distribution and Storage	461	406	1,107	1,015
Renewable Power Generation	113	150	267	268
Energy Services	(86)	86	(161)	73
Eliminations and Other	35	(49)	165	(16)
Adjusted EBITDA[1,3]	3,302	3,312	7,045	7,075
Maintenance capital	(161)	(135)	(270)	(339)
Interest expense[1]	(635)	(709)	(1,312)	(1,420)
Current income tax[1]	(20)	(134)	(121)	(242)
Distributions to noncontrolling interests[1]	(73)	(88)	(141)	(164)
Cash distributions in excess of equity earnings[1]	153	210	196	282
Preference share dividends	(90)	(94)	(182)	(190)
Other receipts of cash not recognized in revenue[2]	32	81	51	132
Other non-cash adjustments	(5)	(6)	(2)	9
DCF[3]	2,503	2,437	5,264	5,143
Weighted average common shares outstanding	2,024	2,019	2,023	2,019
1Presented net of adjusting items.
2Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.
3Schedules reconciling adjusted EBITDA and DCF are available as Appendices to this news release.

Second quarter 2021 DCF increased $66 million compared with the same period of 2020 primarily due to operational factors discussed below in Adjusted EBITDA by Segments as well as:

•lower interest expense due to favorable interest rates on short-term borrowings as well as the impact of a weaker USD currency that positively impacts the translation of interest payments on USD denominated debt;
•lower current income tax primarily due to a reduction in U.S. minimum tax and increased utilization of existing tax pools to offset U.S taxable income; and
•lower cash distributions in excess of equity earnings primarily due to timing of dividends received in 2020.

ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1]	3,302	3,312	7,045	7,075
Depreciation and amortization	(929)	(949)	(1,861)	(1,831)
Interest expense[2]	(622)	(695)	(1,287)	(1,391)
Income taxes[2]	(269)	(404)	(668)	(855)
Noncontrolling interests[2]	(35)	(37)	(56)	(7)
Preference share dividends	(90)	(94)	(182)	(190)
Adjusted earnings[1]	1,357	1,133	2,991	2,801
Adjusted earnings per common share	0.67	0.56	1.48	1.39
1Schedules reconciling adjusted EBITDA and adjusted earnings are available as Appendices to this news release.
2Presented net of adjusting items.

Adjusted earnings increased $224 million and adjusted earnings per share increased $0.11 compared with the second quarter in 2020. The increase in adjusted earnings was driven by the same factors impacting business performance and adjusted EBITDA as discussed under Adjusted EBITDA by Segments below, as well as the following factors:

•lower interest expense due to favorable interest rates on short-term borrowings as well as the impact of a weaker USD currency that positively impacts the translation of interest payments on USD denominated debt; and
•lower income tax expense primarily due to decreased earnings and a reduction in US minimum tax.

ADJUSTED EBITDA BY SEGMENTS

Adjusted EBITDA by segment is reported on a Canadian dollar basis. Adjusted EBITDA generated from U.S. dollar denominated businesses, primarily within Liquids Pipelines and Gas Transmission and Midstream, were translated at a lower average Canadian dollar exchange rate in the second quarter of 2021 (C$1.23/US$) when compared with the corresponding 2020 period (C$1.39/US$).

A portion of U.S. dollar earnings is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

LIQUIDS PIPELINES

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Mainline System	1,050	969	2,181	2,076
Regional Oil Sands System	231	199	468	410
Gulf Coast and Mid-Continent System	261	257	450	501
Other[1]	302	319	626	676
Adjusted EBITDA[2]	1,844	1,744	3,725	3,663

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[3]	2,623	2,439	2,684	2,641
Regional Oil Sands System[4]	1,884	1,399	1,916	1,632
International Joint Tariff (IJT)[5]	$4.27	$4.21	$4.27	$4.21
1 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, Gray Oak and Feeder Pipelines & Other.
2 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.
3 Mainline System throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
4 Volumes are for the Athabasca Pipeline, Waupisoo Pipeline, Woodland Pipeline and Wood Buffalo system and exclude laterals on the Regional Oil Sands System.
5 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 55% of total Mainline System revenue and the average effective FX rate for the Canadian portion of the Mainline during the second quarter of 2021 was C$1.24/US$ (Q2 2020: C$1.17/US$).
    The U.S. portion of the Mainline System is subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines adjusted EBITDA increased $100 million compared with the second quarter of 2020, primarily related to:

•higher Mainline System contributions due to higher throughput compared with the second quarter of 2020 driven by the rebounding demand for crude oil and related products as economies continue to recover from the impacts of the COVID-19 pandemic, a higher IJT Benchmark Toll and CTS surcharge, and a higher effective foreign exchange hedge rate (C$1.24 in 2021 vs. C$1.17 in 2020) on hedges used to manage foreign exchange risk of the U.S. dollar denominated Canadian Mainline revenue;
•higher throughput on the Athabasca and Waupisoo pipelines within the Regional Oil Sands System as production in the basin recovers from its lowest point in the second quarter of 2020; and
•higher contributions from the Gulf Coast and Mid-Continent System due primarily to higher throughput and stronger contributions from the Seaway Crude Pipeline System; partially offset by
•the negative effect of translating U.S. dollar denominated EBITDA at a lower Canadian to U.S. dollar average exchange rate, which is partially offset by realized gains in the Eliminations and Other segment as part of the Company's enterprise-wide financial risk management program.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	721	791	1,503	1,655
Canadian Gas Transmission	140	105	282	243
U.S. Midstream	41	35	84	80
Other	33	44	73	94
Adjusted EBITDA[1]	935	975	1,942	2,072
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

•
Gas Transmission and Midstream adjusted EBITDA decreased $40 million compared with the second quarter of 2020 primarily related to:

•the negative effect of translating U.S. dollar denominated EBITDA at a weaker U.S dollar average exchange rate, which is partially offset by realized gains in the Eliminations and Other segment as part of the Company's enterprise-wide financial risk management program; and
•lower contributions in U.S. Gas Transmission due to the absence in 2021 of the recognition of revenues in 2020 that related to the settlement of interim rates collected from shippers on Texas Eastern retroactive to June 1, 2019; partially offset by
•increased revenue on the U.S. Gas Transmission assets due to the absence of pressure restrictions that existed on the Texas Eastern system in 2020; and
•contributions from the Atlantic Bridge Phase III project, with in-service notifications to FERC in January of 2021.

GAS DISTRIBUTION AND STORAGE

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	419	385	1,023	959
Other	42	21	84	56
Adjusted EBITDA[1]	461	406	1,107	1,015

Operating Data
EGI
Volumes (billions of cubic feet)	352	351	1,023	989
Number of active customers (millions)[2]			3.8	3.8
Heating degree days[3]
Actual	482	606	2,289	2,333
Forecast based on normal weather[4]	520	516	2,444	2,439
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.
2 Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3 Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4 Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Gas Distribution and Storage adjusted EBITDA increased $55 million compared with the second quarter of 2020 primarily related to:

•lower operating and administrative costs resulting largely from achieved efficiencies; and
•higher distribution charges resulting from annual increases in rates and customer base growth.

When compared with the normal weather forecast embedded in rates, the second quarter of 2021 experienced a slight favorable impact of $1 million. The second quarter of 2020 experienced colder weather than forecasted which favorably impacted results by $22 million.

RENEWABLE POWER GENERATION

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	113	150	267	268
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Renewable Power Generation adjusted EBITDA decreased $37 million compared with the second quarter of 2020 primarily related to:

•the absence in 2021 of reimbursements received in 2020 at certain Canadian wind facilities resulting from a change in operator; and
•weaker wind resources at Canadian onshore wind power generation facilities.

ENERGY SERVICES

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	(86)	86	(161)	73
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Energy Services adjusted EBITDA decreased $172 million compared with the second quarter of 2020 primarily related to:
•the significant compression of location and quality differentials in certain markets;
•limited storage opportunities in 2021 due to market price backwardation compared to favorable storage opportunities in 2020; and
•fewer opportunities to achieve profitable transportation margins on facilities in which Energy Services holds capacity obligations.

ELIMINATIONS AND OTHER

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries/(expenses)	(19)	29	87	108
Realized foreign exchange hedge settlement gains/(losses)	54	(78)	78	(124)
Adjusted EBITDA[1]	35	(49)	165	(16)
1 Schedules reconciling adjusted EBITDA are available as Appendices to this news release.

Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. Also, as previously noted, U.S. dollar denominated earnings within the segment results are translated at average foreign exchange rates during the quarter. The offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this segment.

Eliminations and Other adjusted EBITDA increased $84 million compared with the second quarter of 2020 due to realized foreign exchange gains in 2021 compared with realized foreign exchange losses in 2020 as a result of a weakening U.S. dollar average exchange rate of $1.23 for the second quarter of 2021 (Q2 2020:$1.39) compared with a hedge rate of $1.30 for the second quarter of 2021 (Q2 2020:$1.29).

CONFERENCE CALL
Enbridge will host a conference call and webcast on July 30, 2021 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2021 second quarter results. Analysts, members of the media and other interested parties can access the call toll free at (833) 233-4460 or within and outside North America at (647) 689-4543 using the access code of 5559468. The call will be audio webcast live at https://www.enbridge.com/media-center/news/details?id=123683&lang=en. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay and podcast will be available soon after the conclusion of the event and a transcript will be posted to the website approximately 24 hours after the event. The replay will be available for seven days after the call toll-free (800) 585-8367 or within and outside North America at (416) 621-4642 (access code 5559468).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On July 27, 2021, the Company's Board of Directors declared the following quarterly dividends. All dividends are payable on September 1, 2021 to shareholders of record on August 13, 2021.

Dividend per share
Common Shares[1]	$0.83500
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C2	$0.15753
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19	$0.30625
1 The quarterly dividend per common share was increased 3% to $0.835 from $0.81, effective March 1, 2021.
2 The quarterly dividend per share paid on Series C was increased to $0.15501 from $0.15349 on March 1, 2021, and increased to $0.15753 from $0.15501 on June 1, 2021, due to reset on a quarterly basis following the date of issuance of the Series C Preference Shares.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy; 2021 financial guidance; the COVID-19 pandemic and the duration and impact thereof; energy intensity and emissions reduction targets; diversity and inclusion goals; the expected supply of, demand for and prices of crude oil, natural gas, natural gas liquids, liquified natural gas and renewable energy; anticipated utilization of our existing assets, including throughput on the Mainline; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected dividend growth and payout ratio; expected performance of the Company’s businesses; expected debt-to-EBITDA ratio; financial strength and flexibility and investment capacity; capital allocation priorities; expectations on sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction and for maintenance, including B.C. Pipeline Systems expansions; expected future growth and expansion opportunities; expected benefits of transactions, including the use of proceeds and realization of efficiencies and synergies; expected future actions and decisions of regulators and courts and the timing and impact thereof; toll and rate case discussions and filings, including Mainline Contracting, and the anticipated benefits thereof; Line 3 Replacement Project, including anticipated in-service date, capital costs, EBITDA and cash flow contribution and economics; and Line 5 dual pipelines, the Great Lakes Tunnel Project and related matters.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the COVID-19 pandemic and the duration and impact thereof; the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; anticipated utilization of our existing assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; anticipated reductions in operating costs; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; impact of the Company's dividend policy on its future cash flows; credit ratings; capital project funding; hedging program; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/ (loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected adjusted EBITDA, expected earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts, and estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions, successful execution of our strategic priorities, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, litigation, acquisitions and dispositions and other transactions, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, political decisions, exchange rates, interest rates, commodity prices, supply of and demand for commodities and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this and in the Company’s other filings with Canadian and U.S. securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,766 MW of net renewable power in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Morgan
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company and its Business Units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains which are subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,044	2,340	4,083	3,190
Gas Transmission and Midstream	868	950	1,841	(104)
Gas Distribution and Storage	458	383	1,092	987
Renewable Power Generation	115	163	271	283
Energy Services	(239)	(99)	(175)	22
Eliminations and Other	92	261	312	(705)
EBITDA	3,338	3,998	7,424	3,673
Depreciation and amortization	(929)	(949)	(1,861)	(1,831)
Interest expense	(618)	(681)	(1,275)	(1,387)
Income tax expense	(270)	(591)	(753)	(42)
Earnings attributable to noncontrolling interests	(37)	(36)	(59)	(5)
Preference share dividends	(90)	(94)	(182)	(190)
Earnings attributable to common shareholders	1,394	1,647	3,294	218

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,844	1,744	3,725	3,663
Gas Transmission and Midstream	935	975	1,942	2,072
Gas Distribution and Storage	461	406	1,107	1,015
Renewable Power Generation	113	150	267	268
Energy Services	(86)	86	(161)	73
Eliminations and Other	35	(49)	165	(16)
Adjusted EBITDA	3,302	3,312	7,045	7,075
Depreciation and amortization	(929)	(949)	(1,861)	(1,831)
Interest expense	(622)	(695)	(1,287)	(1,391)
Income tax expense	(269)	(404)	(668)	(855)
Earnings attributable to noncontrolling interests	(35)	(37)	(56)	(7)
Preference share dividends	(90)	(94)	(182)	(190)
Adjusted earnings	1,357	1,133	2,991	2,801
Adjusted earnings per common share	0.67	0.56	1.48	1.39

EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	3,338	3,998	7,424	3,673
Adjusting items:
Change in unrealized derivative fair value (gain)/loss - Foreign exchange	(242)	(1,186)	(521)	770
Change in unrealized derivative fair value loss - Commodity prices	153	525	14	49
Equity investment impairment	—	—	—	1,736
Equity investment asset and goodwill impairment	—	—	—	324
Net inventory adjustment - Energy Services	—	(340)	—	2
Employee severance, transition and transformation costs	36	268	72	279
Texas Eastern re-establishment of EDIT regulated liability	—	—	—	159
Other	17	47	56	83
Total adjusting items	(36)	(686)	(379)	3,402
Adjusted EBITDA	3,302	3,312	7,045	7,075
Depreciation and amortization	(929)	(949)	(1,861)	(1,831)
Interest expense	(618)	(681)	(1,275)	(1,387)
Income tax expense	(270)	(591)	(753)	(42)
Earnings attributable to noncontrolling interests	(37)	(36)	(59)	(5)
Preference share dividends	(90)	(94)	(182)	(190)
Adjusting items in respect of:
Interest expense	(4)	(14)	(12)	(4)
Income tax expense	1	187	85	(813)
Earnings attributable to noncontrolling interests	2	(1)	3	(2)
Adjusted earnings	1,357	1,133	2,991	2,801
Adjusted earnings per common share	0.67	0.56	1.48	1.39

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,844	1,744	3,725	3,663
Change in unrealized derivative fair value gain/(loss)	145	616	306	(450)
Property tax settlement	57	—	57	—
Asset write-down loss	—	(13)	—	(13)
Employee severance, transition and transformation costs	(2)	(7)	(5)	(7)
Other	—	—	—	(3)
Total adjustments	200	596	358	(473)
EBITDA	2,044	2,340	4,083	3,190

GAS TRANSMISSION AND MIDSTREAM

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	935	975	1,942	2,072
Equity investment impairment	—	—	—	(1,736)
Equity investment asset and goodwill impairment	—	—	—	(324)
Equity earnings adjustment - DCP Midstream, LLC	(47)	(22)	(66)	31
Texas Eastern re-establishment of EDIT regulated liability	—	—	—	(159)
Other	(20)	(3)	(35)	12
Total adjustments	(67)	(25)	(101)	(2,176)
EBITDA	868	950	1,841	(104)

GAS DISTRIBUTION AND STORAGE

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	461	406	1,107	1,015
Change in unrealized derivative fair value gain/(loss)	12	(15)	14	(9)
Employee transition and transformation costs	(14)	(8)	(28)	(15)
Other	(1)	—	(1)	(4)
Total adjustments	(3)	(23)	(15)	(28)
EBITDA	458	383	1,092	987

RENEWABLE POWER GENERATION

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	113	150	267	268
Change in unrealized derivative fair value gain	2	—	4	2
Disposition - MATL transmission assets	—	13	—	13
Total adjustments	2	13	4	15
EBITDA	115	163	271	283

ENERGY SERVICES

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(86)	86	(161)	73
Change in unrealized derivative fair value loss	(153)	(525)	(14)	(49)
Net inventory adjustment	—	340	—	(2)
Total adjustments	(153)	(185)	(14)	(51)
EBITDA	(239)	(99)	(175)	22

ELIMINATIONS AND OTHER

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	35	(49)	165	(16)
Change in unrealized derivative fair value gain/(loss)	83	585	197	(313)
Change in corporate guarantee obligation	—	—	—	(74)
Investment write-down loss	—	—	—	(43)
Employee severance, transition and transformation costs	(20)	(253)	(39)	(257)
Other	(6)	(22)	(11)	(2)
Total adjustments	57	310	147	(689)
EBITDA	92	261	312	(705)

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	2,227	2,416	4,791	5,225
Adjusted for changes in operating assets and liabilities[1]	207	91	625	(103)
	2,434	2,507	5,416	5,122
Distributions to noncontrolling interests[4]	(73)	(88)	(141)	(164)
Preference share dividends	(90)	(94)	(182)	(190)
Maintenance capital expenditures[2]	(161)	(135)	(270)	(339)
Significant adjusting items:
Other receipts of cash not recognized in revenue[3]	32	81	51	132
Employee severance, transition and transformation costs	37	268	72	279
Distributions from equity investments in excess of cumulative earnings[4]	184	176	245	253
Other items	140	(278)	73	50
DCF	2,503	2,437	5,264	5,143
1 Changes in operating assets and liabilities, net of recoveries.
2 Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.
3 Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.
4 Presented net of adjusting items.